Exhibit 99.1

Verrica Reports Fourth Quarter and Full Year 2018 Financial Results

WEST CHESTER, PA – March 7, 2019 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases, today announced financial results for the fourth quarter and year ended December 31, 2018.

“We began the year with positive Phase 3 clinical data for our molluscum contagiosum program — a transformational event for the company — and remain on target to submit a new drug application for VP-102 in the second half of 2019,” stated Ted White, President and Chief Executive Officer of Verrica. “Additionally, results from the CAMP-1 and CAMP-2 Phase 3 clinical trials were presented during a late-breaking oral presentation at the annual meeting of the American Academy of Dermatology earlier this month. We are pleased to see a growing level of excitement among the physician community at the prospect of an FDA-approved treatment option for the large number of patients affected by molluscum contagiosum.”

The company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum, a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States.

Business Highlights and Recent Developments

•

Two pivotal Phase 3 clinical trials of VP-102 in patients with molluscum contagiosum (molluscum) achieved positive topline results. Both trials evaluated the safety and efficacy of VP-102, a first-in-class topical therapy containing 0.7% cantharidin, compared to placebo. In each trial, it was observed that a clinically and statistically significant proportion of subjects treated with VP-102 achieved complete clearance of all treatable molluscum lesions compared to subjects treated with placebo. CAMP-1 and CAMP-2 both achieved statistical significance for the primary endpoint with p-values less than 0.0001. VP-102 was well-tolerated in both trials, with no serious adverse events reported in VP-102 treated subjects.

•

Results from two pivotal Phase 3 clinical trials of lead product candidate, VP-102, were presented at the annual meeting of the American Academy of Dermatology (AAD) which was held March 1-5, 2019 in Washington, DC. The presentation, “CAMP-1 (Cantharidin Application in Molluscum Patients) and CAMP-2: Phase 3, Randomized, Double-Blind, Placebo-Controlled, Pivotal Studies Investigating VP-102, a Drug-Device Combination Containing a Novel Topical Formulation of Cantharidin, for the Treatment of Molluscum Contagiosum,” took place during the Late-Breaking Research: Clinical Studies/Pediatric Session with results presented by lead investigator, Dr. Lawrence F. Eichenfield, Chief of Pediatric and Adolescent Dermatology at Rady Children’s Hospital-San Diego.

•	Continued progress with the Phase 2 trial of VP-102 in common warts (COVE-1); topline results expected in the second quarter of 2019.

•	Announced plans to initiate a Phase 2 trial of VP-102 in external genital warts in the first half of 2019.

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Appointed Neil D. DeHenes as Vice President of Distribution, Trade and Channel Strategy. Previously, Mr. DeHenes was the Life Sciences Commercial Strategy Lead at Deloitte Advisory where he provided executive oversight and supervision on all commercial strategy engagements within Deloitte’s Life Science and Healthcare sector, including the design, evaluation, implementation and execution of channel strategy. Prior to Deloitte, Mr. DeHenes worked at Cardinal Health for more than 10 years where he most recently served as National Director of Sales Management.

Financial Results

Fourth Quarter 2018 Financial Results

Verrica reported a net loss of $7.6 million for the fourth quarter of 2018, compared to a net loss of $1.4 million for the same period in 2017.

Research and development expenses were $4.9 million in the fourth quarter of 2018, compared to $1.1 million for the same period in 2017. The increase was primarily due to the advancement of the VP-102 clinical development programs for the treatment of molluscum and common warts.

General and administrative expenses were $3.3 million in the fourth quarter of 2018, compared to $0.3 million for the same period in 2017. The increase was primarily due to the expansion of the executive leadership team, increased corporate infrastructure, and additional costs associated with operating as a public company.

Full Year 2018 Financial Results

Verrica reported a net loss of $20.6 million for the year ended December 31, 2018, compared to a net loss of $4.5 million for the year ended December 31, 2017.

Research and development expenses were $12.8 million for the year ended December 31, 2018, compared to $3.7 million for the year ended December 31, 2017. The increase was primarily due to the advancement of the VP-102 clinical development programs for the treatment of molluscum and common warts.

General and administrative expenses were $9.1 million for the year ended December 31, 2018, compared to $0.7 million for the year ended December 31, 2017. The increase was primarily due to the expansion of the executive leadership team, increased corporate infrastructure, and additional costs associated with operating as a public company.

Cash, Cash Equivalents and Marketable Securities

As of December 31, 2018, Verrica had aggregate cash, cash equivalents and marketable securities of $89.8 million.

About Verrica Pharmaceuticals Inc.

Verrica Pharmaceuticals is a medical dermatology company committed to the development and commercialization of novel treatments that provide meaningful benefit for people living with skin diseases. The company’s late-stage product candidate, VP-102, is a potential first-in-class topical therapy for the treatment of molluscum contagiosum, a highly contagious viral skin infection affecting approximately six million people, primarily children, in the United States. There are currently no FDA-approved treatments for molluscum. Following positive topline results from two pivotal Phase 3 trials, a New Drug Application for VP-102 for the treatment of molluscum is planned for the second half of 2019. VP-102 is also currently in a Phase 2 trial for the treatment of common warts, with an additional Phase 2 trial planned in genital warts. A second product candidate (VP-103) is in pre-clinical development for plantar warts. For more information, visit www.verrica.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential submission of a new drug application in the second half of 2019 for VP-102 for the treatment of molluscum, clinical development of Verrica’s product candidates, including the receipt of topline results from the Phase 2 trial of VP-102 in common warts and the initiation of a Phase 2 trial in external genital warts in the first half of 2019. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2018 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(unaudited, in thousands except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Operating expenses(1):
Research and development	$4,917	$1,118	$12,826	$3,730
General and administrative	3,271	316	9,052	727

Total operating expenses	8,188	1,434	21,878	4,457

Loss from operations	(8,188)	(1,434)	(21,878)	(4,457)

Other income (expense):
Interest income	610	—	1,231	—
Other expense	—	—	(1)	—
Interest expense — related party	—	(1)	—	(2)

Total other income (expense)	610	(1)	1,230	(2)

Net loss	(7,578)	(1,435)	(20,648)	(4,459)

Deemed dividend on Series A preferred stock	—	(5,300)	—	(5,300)

Net loss attributable to common stockholders	$(7,578)	$(6,735)	$(20,648)	$(9,759)

Net loss per share, basic and diluted	$(0.30)	$(0.50)	$(1.41)	$(1.56)
Deemed dividend on Series A preferred stock	—	(1.86)	—	(1.86)

Net loss attributable to common stockholders	$(0.30)	$(2.36)	$(1.41)	$(3.42)

Weighted average common shares outstanding, basic and diluted	24,847,877	2,850,640	14,662,751	2,850,269

(1)

In the fourth quarter of 2018, Verrica changed its policy for recognizing stock-based compensation expense for graded-vesting awards with service conditions only from the graded attribution method to the straight-line attribution method. This change was applied retrospectively. See note 2 to the financial statements included in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the effect of the change in accounting policy and its impact on key components of Verrica’s financial statements.

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(unaudited, in thousands)

	December 31, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$89,809	$8,663
Total assets	91,906	9,083
Total liabilities	2,477	616
Total convertible preferred stock	—	15,508
Total stockholders’ equity (deficit)	89,429	(7,041)

IR Contacts:

Chris Degnan

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Patti Bank

Westwicke, an ICR Company

415.513.1284

Patti.bank@westwicke.com

Media Contact:

Mike Beyer

Sam Brown Inc.

312.961.2502

mikebeyer@sambrown.com